FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES A 3,000,000 SHARE INCREASE TO ITS STOCK BUYBACK PROGRAM

FORT WORTH, Texas, (January 24, 2011) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced an increase in its stock buyback program initially adopted in April, 2008.  The Board of Directors has authorized the repurchase of up to an additional 3,000,000 shares of the Company’s common stock over the original 1,000,000 shares authorized in 2008.  To date, the Company has repurchased an aggregate of 750,000 shares of its common stock under the buyback program.

“This increase in the authorization to repurchase shares under our buyback program provides additional flexibility to the Company as it continues to evaluate its available, alternative uses of capital in terms of those that will create the highest return for stockholders,” said Mark Schwarz, Executive Chairman of Hallmark.

Any purchases under the stock repurchase program may be made from time to time in privately negotiated transactions or in the open market, through block trades or otherwise.  The timing of purchases will be dependent upon market conditions and other corporate considerations.  These purchases may be commenced or suspended at any time or from time to time without prior notice and the stock repurchase program may be modified, extended or terminated by the Board of Directors at any time. Repurchased shares will be held as treasury stock, and will be available for use in connection with the Company’s long term incentive plan or for other corporate purposes, as determined by the Board of Directors.  As of January 24, 2011, the Company had 20,124,169 shares of common stock outstanding.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com